Exhibit 99.1

Rent-A-Center, Inc. Reports May Key Operating Metrics
Plano, Texas, June 15, 2017 -- Rent-A-Center, Inc. (the “Company") (NASDAQ/NGS: RCII) today announced the following preliminary key operating metrics for its Core U.S. and Acceptance NOW (“ANow”) businesses for May 2017:
Core U.S.

•	Same Store Sales: (9.9%)

•	Delinquencies: 6.5% and flat versus prior month

•	Average Monthly Rate of New Agreements: 1.0% favorable versus prior year

•	Co-worker Turnover: 84.1% and 18.8 percentage points favorable versus prior year
Acceptance NOW

•	Same Store Sales: 6.0%

•	Delinquencies: 7.2% and 70 basis points favorable versus prior month
In the Core U.S. segment, May same store sales improved sequentially due to the continued momentum of the strategic initiatives implemented to date, consistent account management execution and the benefit of a stronger calendar. The average monthly rate of new agreements, which is being favorably impacted by the new value proposition and assortment strategy, is growing at a rate faster than expected with the year over year gap improving 480 basis points sequentially. While flat sequentially, the delinquency rate improved to 250 basis points favorable versus the prior year.
In Acceptance NOW, same store sales remained higher than last year by mid-single digits. Delinquencies improved sequentially due to the continued impact from the previously disclosed exit from Conn’s Appliances, Inc.
Metric Definitions
Core U.S.

•	Same Store Sales - year over year revenue performance on comparable stores

•	Delinquencies - percent of customer agreements greater than 7 days past due

•	Average Monthly Rate of New Agreements - average monthly rental rate for agreements originated in the period

•	Co-worker Turnover - annualized year to date store co-worker turnover
Acceptance NOW

•	Same Store Sales - year over year revenue performance on comparable stores

•	Delinquencies - percent of customer agreements, in staffed locations, greater than 32 days past due

About Rent-A-Center, Inc.
A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates stores in the United States, Mexico, Canada and Puerto Rico, and Acceptance NOW kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of rent-to-own stores operating under the trade names of “Rent-A-Center”, “ColorTyme”, and “RimTyme”. For additional information about the Company, please visit our website at www.rentacenter.com.
Forward-Looking Statements
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” “believe,” or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company’s current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial and operational performance of the Company’s business segments; the Company’s chief executive officer and chief financial officer transitions, including the Company’s ability to effectively operate and execute its strategies during the interim period and difficulties or delays in identifying and/or attracting a permanent chief financial officer with the required level of experience and expertise; failure to manage the Company’s store labor and other store expenses; the Company’s ability to develop and successfully execute strategic initiatives; disruptions, including capacity-related outages, caused by the implementation and operation of the Company’s new store information management system, and its transition to more-readily scalable, “cloud-based” solutions; the Company’s ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; disruptions in the Company’s supply chain; limitations of, or disruptions in, the Company’s distribution network; rapid inflation or deflation in the prices of the Company’s products; the Company’s ability to execute and the effectiveness of a store consolidation, including the Company’s ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company’s available cash flow; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company’s brand; uncertainties regarding the ability to open new locations; the Company’s ability to acquire additional stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company’s ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the Rent-to-Own industry; the Company’s compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company’s ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in the Company’s stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; fluctuations in foreign currency exchange rates; the Company’s ability to maintain an effective system of internal controls; the resolution of the Company’s litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2016, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:
Daniel O’Rourke
VP - Finance, Investor Relations and Treasury
(972) 801-1104
InvestorRelations@rentacenter.com